Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HILLEVAX, INC.

HilleVax, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.
The name of the Corporation is HilleVax, Inc. The Corporation was incorporated under the name MokshaCo, Inc. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on March 25, 2020.

2.
This Certificate of Amendment hereby adds to the Corporation’s Amended and Restated Certificate of Incorporation a new Article XI which shall read in its entirety as follows:

“ARTICLE XI

OFFICER LIABILITY

No officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as an officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article XI, or the adoption of any provision of the Amended and Restated Certificate inconsistent with this Article XI, shall not adversely affect any right or protection of an officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article XI to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.”

3.
This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors of the Corporation duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that such amendment be considered by the stockholders of the Corporation. An annual meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on June 6, 2024, at which meeting the necessary number of shares were voted in favor of such amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment.

IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been executed as of this 7th day of June, 2024.

HILLEVAX, INC.

By: /s/ Paul Bavier

Name: Paul Bavier

Title: General Counsel, Secretary and Chief Administrative Officer

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